Attachment to New England Zenith Fund N-SAR

At a Special Meeting of shareholders of the Goldman Sachs Midcap Value Series (then named the Loomis Sayles Avanti Growth Series) held on April 17, 1998, such shareholders voted for the following proposals:

1.That the proposed new Advisory Agreement relating to the Loomis Sayles Avanti Series (the Series) between New England Zenith Fund and TNE Advisers, Inc., and it hereby is, approved.

Voted For: 482,000
Voted Against: 153,109
Abstain: 37,672
Total Votes: 672,781


2.That the proposed new Sub-Advisory Agreement relating to the Series by and between TNE Advisers and Goldman Sachs be, and hereby is, approved.

Voted For: 551,149
Voted Against: 78,236
Abstain: 43,053
Total Votes: 672,432


3.That the proposal to change the investment objective of the Series form a fundamental policy of capital growth to a non-fundamental policy of long-term capital appreciation be, and hereby is, approved.

Voted For: 534,069
Voted Against: 97,207
Abstain: 41,506
Total Votes: 672,782


4.That the proposal with respect to future operations of the Series, whereby the Series may from time to time, to the extent permitted by an exemption or exemptions granted by the Securities and Exchange Commission, permit TNE Advisers, Inc. to enter into new and amended agreements with subadvisers.

Voted For: 531,551
Voted Against: 121,290
Abstain: 38,008
Total Votes: 672,849



At a Special Meeting of shareholders of the Salomon Brothers Strategic Bond Opportunities Series and Salomon Brothers U.S. Government Series held on April 10, 1998, such shareholders voted for the following proposals:


1.That the proposed new Sub-Advisory Agreement relating to the Salomon Brothers Strategic Bond Opportunities Series by and among TNE Advisers, Inc., Salomon Brothers Asset Management Inc., and Salomon Brothers Asset Management Limited be, and it hereby is, approved.

Voted For: 5,849,499
Voted Against: 113,296
Abstain: 297,952
Total Votes: 6,260,747


2.That the proposed new Sub-Advisory Agreement relating to the Salomon U.S. Government Series by and between TNE Advisers, Inc., Salomon Brothers Asset Management Inc be, and it hereby is, approved.

Voted For: 1,882,603
Voted Against: 29,006
Abstain: 89,019
Total Votes: 2,000,628


3. That the proposal with respect to future operations of the Salomon
Brothers Strategic Bond Opportunities Series, whereby the Salomon Brothers Strategic Bond Opportunities Series may from time to time, to the extent permitted by an exemption or exemptions granted by the Securities and Exchange Commission, permit TNE Advisers, Inc. to enter into new and amended agreements with subadvisers.

Voted For: 5,609,761
Voted Against: 294,196
Abstain: 356,165
Total Votes: 6,620,122


4. That the proposal with respect to future operations of the Salomon Brothers U.S. Government Series, whereby the Salomon Brothers U.S. Government Series may from time to time, to the extent permitted by an exemption or exemptions granted by the Securities and Exchange Commission, permit TNE Advisers, Inc. to enter into new and amended agreements with subadvisers.

Voted For: 1,770,579
Voted Against: 127,227
Abstain: 102,822
Total Votes: 2,000,628